Exhibit 10.109

HIBERIA
Member FDIC

March 27, 2006

Sam Goldfinger
The Smith & Wollensky Restaurant Group, Inc.
1114 1st Avenue
New York, NY 10021

Re:       S&W New Orleans, LLC

Dear Mr. Goldfinger:

As a condition of the approval of the $2,000,000.00 loan made to S&W New Orleans, LLC on May 26, 2004, a Business Loan Agreement was executed of even date containing numerous Events of Default. One such even is as follows:

DEBT SERVICE COVERAGE COVENANT. Borrower covenants and agrees with Lender that as long as this Note is in effect, Borrower shall maintain, at all times, a Debt Service Coverage of no less than 1.10X, where “Debt Service Coverage” is the result of the following formula: Cash Flow divided by Debt Service, where Cash Flow means the net income (loss) of Borrower for a period, plus any interest expense, plus any tax expense, plus any depreciation or amortization expense, recorded in that same period. Debt Service means, for a period, the sum of all scheduled principal and interest payments on debt (including any capitalized leases) during the period, including the portion of any long term debt that is due within the period. The determination of Net Income, the expense items, and debt payments shall be based on the Borrower’s financial statements, prepared in accordance with Generally Accepted Accounting Principals (GAAP), submitted to Lender with the degree of diligence and timeliness as required herein or in any loan or other agreement relating to or governing repayment hereunder. Failure to comply with this provision shall constitute a default hereunder, and shall entitle Lender to exercise all remedies provided herein.

In conjunction and as a direct result of Hurricane Katrina and the aftermath thereof, which hit the New Orleans area on or around August 30, 2005, the above Debt Service Coverage Covenant is hereby waived for the above referenced loan to S&W New Orleans, LLC for Fiscal Year end 2005 and fiscal Year end 2006.

The above waived covenant applies only to the period specified and does not apply to any other listed covenants in the Business Loan Agreement or any other financial periods of time.

In addition we will be working with The Smith & Wollensky Restaurant Group, Inc. to obtain a more formal modification of the aforementioned waiver to the Business Loan Agreement as referenced above.

Should you have any questions, please do not hesitate to call me at the number listed below.

Sincerely,

/S/ MICHAEL L. GALLOWAY

Michael L. Galloway
Senior Vice President
Business Banking